LARRY LEGEL, CPA

Practice Concentrating in
Taxation and Securities

5100 N. Federal Highway, Suite 409
Ft. Lauderdale, FL 33308

Tel: (954) 493-8900
Fax: (954) 493-8300
e-mail: LarryLegel@aol.com



ACCOUNTANT'S REVIEW REPORT


Shareholders
Bernard, Allan & Edwards, Inc.
Leesburg, FL


I have reviewed the accompanying consolidated balance sheet of Bernard, Allan & Edwards, Inc. as of and for the nine months ended September 30, 2001, and the related consolidated statements of operations, and shareholders' equity and cash flows for the period from February 7, 2000 (from inception) through September 30, 2001 in accordance with standards established by the American Institute of Certified Public Accountants. All information included in these financial statements is the representation of the management of Bernard, Allan & Edwards, Inc.

A review consists principally of inquiries of company personnel and analytical procedures applied to financial data. It is substantially less in scope than an audit in accordance with generally accepted auditing standards, the objective of which is the expression of an opinion regarding the financial statements taken as a whole. Accordingly, I do not express such an opinion.

Based on my review, I am not aware of any material modifications that should be made to the accompanying financial statements in order for them to be in conformity with Accounting Principles
Generally Accepted in the United States.




Larry Legel, CPA

November 5, 2001
Ft Lauderdale, FL